EXHIBIT 23.1
                   CONSENT OF KPMG PEAT MARWICK L.L.P.




          We consent to the incorporation by reference in this Registration Statement of SITEL Corporation on Form S-8 of our report dated April 4, 1997 on our audit of the consolidated balance sheets of SITEL Corporation and its subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is included in SITEL Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.

                                  KPMG PEAT MARWICK LLP


     Omaha, Nebraska
     July 1, 1997